Exhibit (s)(2)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Conversus StepStone Private Venture and Growth Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of Beneficial Interest	457	(a)	40,000	$25.00	$1,000,000	.0000927	$92.70
Fees Previously Paid	—	—	—		—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—			—	—	—	—
					Total Offering Amount		$1,000,000		$92.70
					Total Fees to Be Paid				$92.70
					Total Fees Previously Paid				—
					Net Fee Due				$92.70

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.